Nevada Gold Completes Deadwood, S.D. Acquisition

HOUSTON, Jan. 30, 2012 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) announced today that it has completed its previously announced acquisition of AG Trucano, Son & Grandsons, Inc. (“AG Trucano”), a route operator comprised of 900 slot machines based in Deadwood, South Dakota.

“We are excited to welcome the AG Trucano operation to Nevada Gold. This was a very attractive opportunity for the Company which should produce in excess of $1 million of annual EBITDA. We are ready to get to work on reenergizing the operation by applying our management techniques and strategies. We look forward to positioning the organization for growth in the Deadwood market,” said Robert Sturges, CEO of Nevada Gold. “I would like to personally express my appreciation for the excellent cooperation Nevada Gold received from the South Dakota Commission on Gaming, which helped us close this transaction in a timely manner.”

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE Amex:UWN) of Houston, Texas is a developer, owner and operator of 12 gaming operations in Colorado and Washington and a slot route operation in Deadwood, South Dakota. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington, the Golden Nugget Casino located in Tukwila, Washington and the AG Trucano slot route operation in Deadwood, SD. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. On November 23, 2011, the Company signed an agreement to sell the Colorado Grande Casino. Closing of the transaction is expected to take place before the end of the Company's 2012 fiscal year. For more information, visit www.nevadagold.com.

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CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

ICR
Don Duffy
(203) 682-8200